Exhibit 10.3.2

NEW SHAREHOLDERS AGREEMENT

GS HOME SHOPPING INC.

SAIF II MAURITIUS COMPANY LIMITED

NETWORK18 HOLDINGS LIMITED

NEW SHAREHOLDERS AGREEMENT

This New Shareholders Agreement (this “Agreement”) is dated March 28, 2014 and is made

BY AND BETWEEN:

GS HOME SHOPPING INC., a public listed company incorporated under the laws of Republic of Korea, having its registered office at GS Gangseo Tower, 10, Mullae-Dong 6-Ga, Youngdungpo-Gu, Seoul, Republic of Korea, 150-096 (“GSHS”) of the FIRST PART;

AND

SAIF II MAURITIUS COMPANY LIMITED, a company incorporated under the laws of Mauritius, having its office at 3rd Floor, Raffles Tower, 19 Cybercity, Ebène, Mauritius (“SAIF”) of the SECOND PART;

AND

NETWORK18 HOLDINGS LIMITED, a company incorporated under the laws of Mauritius, having its registered office at 5th Floor, Ebene Esplanade, 24 Cybercity, Ebene, Mauritius (“Network18”) of the THIRD PART.

RECITALS

A.	GSHS, SAIF and Network18 are shareholders of NW18 HSN Holdings Plc, a company incorporated under the laws of Cyprus, and having its registered office at 10 Diomidous Street, Alphamega Akropolis Building, 3 Floor, Office 401, 2024 Nicosia, Cyprus (the “Company”).

B.	On the date hereof, the parties to the Old Shareholders Agreement are executing the Termination Agreement (the “Termination Agreement”), pursuant to which the Old Shareholders Agreement will terminate on the closing date of IPO, as contemplated in the underwriting agreement for the IPO.

C.	GSHS, SAIF and Network18 wish to enter into this Agreement to regulate their respective rights and obligations as shareholders of the Company following the IPO.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (the “Parties”) hereby agree as follows:

AGREEMENT

SECTION I

DEFINITIONS

1.1	Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” means, any corporation or other entity that controls, is controlled by, or is under common control with a party. For purposes of this definition, the terms “control” and “controlled” mean the power to determine the management or policies of a Person by either ownership of a majority of voting rights of its issued capital, or having the right to appoint a majority of the members of its board of directors or other management body, whether by contract or otherwise.

A-1

“Agreement” means this Shareholders Agreement, as amended, modified or supplemented in writing by the Parties from time to time pursuant to the terms hereof and all attached schedules and all instruments supplemental to or in confirmation of this Agreement.

“Applicable Law” means any statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree applicable to the relevant Parties or to any of their respective Affiliates or to any of their respective properties, assets, officers, directors or employees.

“Board” means the board of directors of the Company from time to time.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Defaulting Party” has the meaning given to such term in Section 5.8(a)(iv).

“Director” means any director appointed on the Board from time to time.

“Dispute” has the meaning given to such term in Section 5.1(a).

“Effective Date” means the date the Old Shareholders Agreement is terminated pursuant to the Termination Agreement.

“Equity Shares” means equity shares of the Company of a nominal value of USD 0.04 each.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof, including any securities regulator in the relevant jurisdiction.

“GSHS” has the meaning assigned to such term in the preamble to this Agreement.

“Initial Shareholders’ Ratio” means 3.22 : 1.46 : 1, being the ratio expressing the relative Percentage Interests of Network18, SAIF and GSHS respectively, as of the date hereof.

“IPO” means the initial public offering of the Company’s Equity Shares.

“Network18” has the meaning assigned to such term in the preamble to this Agreement.

“Nominated Directors” shall have the meaning given to such term in Section 3.1.

“Non-Defaulting Party” has the meaning given to such term in Section 5.8(a)(iv).

“NW18 Group” shall mean, collectively, Network18 and each of its Affiliates that acquire voting equity securities of the Company (other than the Company itself and the subsidiaries of the Company).

“OCP” means Orchard Centar Master Limited, a company incorporated under the laws of British Virgin Islands, and Makira SP5 Limited, a company incorporated under the laws of the Cayman Islands.

“Old Shareholders Agreement” means the Shareholders Agreement, dated October 1, 2013, by and between GSHS, SAIF, OCP, Network18 and the Company.

“Percentage Interest” means, with respect to any Shareholder and as of any time, its ownership of Equity Shares and any other voting equity securities of the Company, expressed as a percentage of the total voting power of all then outstanding voting equity securities of the Company. For the purposes of calculating Percentage Interest at any given time, any and all then outstanding instruments that may be exercised, converted or exchanged into voting equity securities of the Company at such time or in the future shall be treated as having been exercised, converted or exchanged immediately prior to such time, as applicable. For the avoidance of doubt, “voting” when used in the terms “voting equity securities’ and “voting power”, refers to the right to vote for the election of Directors.

“Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Person” includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, corporation, and a natural person in his capacity as trustee, executor, administrator, or other legal representative.

“SAIF” has the meaning assigned to such term in the preamble to this Agreement.

“Shareholders” means GSHS, SAIF and Network18, collectively, and “Shareholder” means any one of such Persons individually.

“SIAC” has the meaning assigned to such term in Section 5.1(b).

“SIAC Rules” has the meaning assigned to such term in Section 5.1(b).

“Termination Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“USD” shall mean the lawful currency of the United States of America.

1.2	Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

1.3	Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, (a) all references to Sections, paragraphs, clauses, Exhibits and Schedules are to Sections, paragraphs and clauses in, and Exhibits and Schedules to, this Agreement; and (b) the terms “herein”, “hereof”, “hereto”, ‘hereunder” and words of similar import refer to this Agreement as a whole.

1.4	In case the due date mentioned in this Agreement falls on a Saturday or a Sunday or a public holiday in Cyprus, then the due date will be considered to be the next calendar date.

SECTION II

EFFECTIVE DATE; COMPLIANCE WITH AGREEMENT

2.1	Effective Date.

This Agreement shall come into force and effect from the Effective Date. For the avoidance of doubt, should the Effective Date not occur, this Agreement shall never come into force or effect.

2.2	Compliance with Agreement.

Subject to Applicable Law, each Shareholder, being a party to this Agreement, shall at all times vote and act as a shareholder of the Company to fulfill and comply with the provisions of this Agreement and to satisfy its obligations hereunder.

SECTION III

NOMINATED DIRECTORS

3.1	Allocation Principle; Initial Allocation.

Except for up to three Directors that satisfy independence requirements under Rule 10A-3 under the Exchange Act (or its successor), if applicable, or other Applicable Law, the Shareholders shall only vote to elect Directors nominated by the Shareholders as provided for in this Section 3 (such Shareholder-nominated Directors, the “Nominated Directors”). The number of Nominated Director positions allocated to each Shareholder shall be based on such Shareholder’s Percentage Interest relative to the Percentage Interests of the other Shareholders. The Shareholders agree that so long as the Shareholders’ relative Percentage Interests among themselves remain at the Initial Shareholders’ Ratio and there are seven Nominated Director positions, Network18 shall nominate four Nominated Directors, SAIF shall nominate two Nominated Directors, GSHS shall nominate one Nominated Director. So long as this Agreement has not terminated with respect to a Shareholder, such Shareholder shall have the right nominate at least one Nominated Director.

3.2	Notice of Change in Percentage Interest.

Each Shareholder shall promptly and no event later than two (2) Business Days following a transfer, disposition, sale, dilution or similar event that reduces its Percentage Interest notify all other Shareholders and the Company of its new Percentage Interest.

3.3	Reallocation of Nominated Director Positions.

Whenever the Shareholders’ relative Percentage Interests among themselves have changed, this Agreement or Section 3 has terminated with respect to a Shareholder or the number of Nominated Director positions has changed, the Shareholders agree to discuss and negotiate in good faith a new allocation of Nominated Director positions among the Shareholders in accordance with the requirements of Section 3.1. Promptly following written notice by each Shareholder to the other Shareholders and to the Company of its nominees for Nominated Director positions as per such new allocation, the Shareholders agree to use reasonable best efforts to take such actions – including removal or resignations of existing Nominated Directors and elections of new Nominated Directors – as required to effect the appointment as soon as practicable of Nominated Directors as per the new allocation and aforementioned written notices. For the avoidance of doubt, a change in the relative Percentage Interests among the Shareholders that is the result of a decline in the Percentage Interest of one or more Shareholders shall not result in a reduction in Nominated Director positions allocated to any Shareholder whose Percentage Interest has not declined.

3.4	No Removals.

Except as contemplated by Section 3.3, no Shareholder may cause the removal of a Nominated Director whose term has not yet expired except the Shareholder that has nominated such Nominated Director. Except as contemplated by Section 3.3, no Shareholder shall vote to reduce the term of a Nominated Director without the consent of the Shareholder that has nominated such Nominated Director.

3.5	Ownership of NW18 Group.

In determining Percentage Interest in this Agreement, all Equity Shares and any other voting equity securities of the Company held by NW18 Group entities shall be treated as owned by Network18. Accordingly, any transfer by Network18 of Equity Shares to another NW18 Group entity shall not result in a reduction in Network18’s Percentage Interest for the purposes of this Agreement.

SECTION IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Network18.

Network18 hereby represents and warrants to and for the benefit of the other Shareholders that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of Network18, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by Network18 of this Agreement and the consummation by Network18 of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.2	Representations and Warranties of SAIF.

SAIF hereby represents and warrants to and for the benefit of the other Shareholders that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of SAIF, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by SAIF of this Agreement and the consummation by SAIF of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.3	Representations and Warranties of GSHS.

GSHS hereby represents and warrants to and for the benefit of the other Shareholders that:

(a)	It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	It has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)	This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;

(d)	It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

(e)	No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of GSHS, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by GSHS of this Agreement and the consummation by GSHS of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION V

MISCELLANEOUS

5.1	Arbitration.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”) shall be resolved through friendly consultation.

(b)	If the Dispute is not resolved within thirty (30) calendar days of the same being referred to consultation, any party may refer such Dispute to the Singapore International Arbitration Centre (“SIAC”) for arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(c)	The place of arbitration shall be Singapore. The language of arbitration shall be English.

(d)	The Tribunal shall consist of three (3) arbitrators. The party or parties bringing the claim shall nominate one (1) arbitrator, the respondent or respondents named shall nominate one (1) arbitrator and the third and presiding arbitrator shall be nominated by the first two arbitrators.

(e)	The arbitral award shall be final and binding and shall not be subject to any form of appeal. The losing party(ies), as determined by the arbitrators, shall pay all reasonable costs and expenses (including but without limitation to legal fees) incurred by the prevailing party(ies), as determined by the arbitrators, in connection with resolving the Dispute.

5.2	Application of this Agreement.

The terms of this Agreement shall apply mutatis mutandis to any equity shares:

(a)	resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the Equity Shares of the Company; and

(b)	of the Company or any successor body corporate which may be received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganization of or including the Company;

and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.

5.3	Further Assurances.

The Parties shall, with reasonable diligence, do all such acts and things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

5.4	Benefit of the Agreement.

This Agreement and the rights, obligations and duties hereunder shall inure to the benefit of the Parties hereto and to their respective successors and permitted assigns.

5.5	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties as to the transactions set forth herein other than those expressly set forth in this Agreement.

5.6	Amendments and Waivers.

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

5.7	Assignment.

No Party hereto shall assign this Agreement or any rights and obligations hereunder to any other Person without the prior written consent of the other Parties hereto.

5.8	Termination.

(a)	This Agreement shall terminate:

(i)	Upon the written agreement of the Parties;

(ii)	The dissolution, liquidation or winding up of the Company;

(iii)	With respect to a particular Shareholder, upon the first instance of such Shareholder’s Percentage Interest falling below 5% (calculated, in the case of Network18, in accordance with Section 3.5); and

(iv)	With respect to a particular Shareholder, in the event of a breach by such Shareholder (the “Defaulting Party”) of any of provision of this Agreement, which breach, if curable, is not cured within 45 calendar days of notice thereof being given to a Defaulting Party by the non-defaulting Party (“Non-Defaulting Party”).

(b)	The termination of this Agreement shall not discharge, affect or otherwise modify the rights and obligations of the Parties established or incurred prior to such termination. Notwithstanding anything to the contrary, the provisions in this Agreement relating to Arbitration; Notices; Governing Law and other representations, warranties, covenants and obligations which by their nature are intended to survive shall survive the termination of this Agreement.

5.9	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to be in full force and effect.

5.10	Specific Performance.

Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without proving damages, in addition to any other remedy to which they may be entitled.

5.11	No Partnership; No Third Party Rights.

(a)	The Parties hereto agree that nothing in this Agreement shall be deemed to create a partnership, agency or any other relationship between them, except as otherwise expressly stated herein.

(b)	Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any third party any rights or remedies under or by reason of this Agreement.

5.12	Notices

Any notice or other communication from any party hereto to the other parties shall be made in writing in the English language and shall be delivered by hand or sent by a nationally or internationally recognized courier to the address of the party set forth below or sent by facsimile to the facsimile number of the party set forth below and shall be marked for the attention of the person therein referred to. All notices and communications shall be deemed received upon: (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error:

If to SAIF, to:

Mr. Ravi Adusumalli

SAIF II Mauritius Company Limited

3rd Floor, Raffles Tower,

19 Cybercity, Ebène,

Mauritius

Telephone No.: +230 4645995

Facsimile No.: +230 4645115

Attention: Mr. Ravi Adusumalli

Copy to:

SAIF Advisors Ltd.

Suites 2516-2520,

Two Pacific Place

88 Queensway, Hong Kong

Attention: Mr. Brandon Lin

Telephone No: 852 2918 2206

Facsimile No: 852 2234 9116

Attention: Mr. Jason So

Telephone No.: 852 2918 2205

Facsimile No.: 852 2234 9116

If to Network18:

5th Floor, Ebene Esplanade,

24 Cybercity, Ebene,

Mauritius

Telephone No: +230 4012300

Facsimile No: +230 401 2301

If to GSHS:

GS Gangseo Tower

10, Mullae-Dong 6-Ga

Youngdungpo-Gu, Seoul, 150-096

Telephone No.: 822 2007 4133

Facsimile No.: 822 2007 0272

Any party hereto may change the foregoing address and telephone and facsimile numbers upon notice to the other parties in accordance with this Section 5.12.

5.14	Governing Law.

This Agreement shall be governed and interpreted by and construed in accordance with the laws of the Cyprus, without giving effect to the principles of conflict of laws thereunder.

5.15	Counterparts.

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the day and year first hereinabove written.

Witnessed by:		SAIF II MAURITIUS COMPANY LIMITED

Name:	ANITA CHAN	By:	/s/ ANDREW Y. YAN
Address:	2516-2520 TWO PACIFIC PLACE	Name:	ANDREW Y. YAN
88 QUEENSWAY, HONG KONG		Title:	AUTHORIZED SIGNATORY

GS HOME SHOPPING INC.

Name:	LIM HO SHIM	By:	/s/ HUH, TAE SOO
Address:	10 MULLAE DONG 6 GA	Name:	HUH, TAE SOO
YOUNGDUNGPO SEOUL KOREA		Title:	PRESIDENT & CEO

NETWORK18 HOLDINGS LIMITED

Name:	ADARSH GOBURDHAN	By:	/s/ ASLAM KOOMAR
Address:	POPE HENESSY STREET	Name:	ASLAM KOOMAR
CUREPIPE		Title:	DIRECTOR